                                                                                                                                                                                                                                                                                                                                                                                    Exhibit 10.2

                                                                                                                                                                                EMPLOYMENT AGREEMENT
                                                                                                                                                                                (this “Agreement”) dated as of October 1, 2010,
                                                                                                                                                                                between BERRY PLASTICS CORPORATION,
                                                                                                                                                                                a Delaware corporation (the “Company”) and
                                                                                                                                                                                JONATHAN RICH (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company effective as of October 4, 2010 (such date, the “Effective Date”);

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment Period.

The initial term of the Executive’s employment will commence on the Effective Date, and end on the fifth anniversary of the Effective Date (the “Initial Employment Period”), unless terminated earlier pursuant to Section 3 of this Agreement; provided, however, that as of the expiration date of each of (i) the Initial Employment Period and (ii) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a one-year period (each, a “Renewal Period”), unless either party gives at least ninety (90) days written notice prior to such expiration date of its intention not to renew the Employment Period (the Initial Employment Period and each subsequent Renewal Period shall constitute the “Employment Period”).  A notice of nonrenewal by the Company shall be treated as a termination without Cause as of the end of the then-applicable Employment Period.  The Employment Period shall automatically end upon termination of the Executive’s employment for any reason.  Upon the Executive’s termination of employment with the Company for any reason, he shall immediately resign all positions (including directorships) with the Company or any of its subsidiaries or affiliates.

Section 2. Terms of Employment.

(a) Position.  During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and perform such duties and responsibilities customary to such position.  The Executive shall report to the Board of Directors of the Company (the “Board”).  The Executive shall also serve as a member of the Board and as a member of the Board of Directors of Berry Plastics Group, Inc. (the “Parent” and such Board of Directors, the “Parent Board”). At the request of the Company, the Executive shall also serve as an officer of any of its subsidiaries or affiliates without additional compensation.  In the event that the Parent becomes an entity whose common stock is publicly traded or an operating company, the Executive shall also be chief executive officer of the Parent.

(b) Duties.  During the Employment Period, the Executive agrees to devote substantially all of his business time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from (i) serving on civic or charitable boards or committees, (ii) delivering lectures or fulfilling speaking engagements and (iii) managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.  With the consent of the Board, Executive may serve on the board of directors of for profit entities.

(c) Compensation.

(i) Base Salary.  During the Employment Period, the Executive shall receive an initial annual base salary in an amount equal to $850,000 (as may be increased from time to time, the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company (but no less infrequently than in equal monthly installments).  The Annual Base Salary will be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”) or its designee annually for increase (but not for decrease).  The Annual Base Salary, as then increased, will be the “Annual Base Salary” for all purposes of this Employment Agreement.

(ii) Bonuses.  During the Employment Period, the Company shall establish an annual bonus plan for each fiscal year of the Company (the “Plan”) pursuant to which the Executive will be eligible to receive a target annual bonus in an amount equal to 68.5% of the Annual Base Salary (the “Bonus”), which Bonus may be higher or lower than this percentage based on actual performance.  With respect to the Company’s 2010 fiscal year, the Executive will be entitled to receive a Bonus on a pro-rated basis equal to the product of (x) the Bonus which otherwise would have been earned by Executive for the Company’s 2010 fiscal year absent proration, times (y) a fraction, the numerator of which is the number of days in the Company’s 2010 fiscal year from and after the Effective Date, and the denominator of which is 365. The Board or the Compensation Committee will administer the Plan and establish performance objectives for each year.  The Executive’s Bonus will be determined based on the achievement of such performance objectives for the applicable year (the majority of which will be based on quantitative objectives, with a small portion to be based on qualitative objectives), provided that the Board and/or the Compensation Committee may provide discretionary bonuses to the Executive under the Plan.  Unless the Executive is employed on the last day of the applicable performance period, the Executive will not be entitled to receive the Bonus upon the Company’s achievement of the specified performance objectives (subject to Section 4 of this Agreement).  Except as provided for in Section 4 of this Agreement, the Bonus shall be paid on or prior to March 15 following the end of the applicable fiscal year, provided that the Board or Compensation Committee finally determines (x) that the Company has achieved the applicable performance objectives and (y) the amount of Bonus that shall be paid to the Executive for the applicable Plan year, and provided that the timing of Bonus payments shall be in accordance with the Company’s policies generally.

(iii) Benefits.  During the Employment Period, the Executive shall be entitled to participate in employee benefit plans generally made available to senior executives of the Company.  In addition, for each year during the Employment Period and subject to Executive providing proper documentation to the Company, the Executive shall be entitled to reimbursements for financial planning and tax preparation fees in an amount not to exceed $15,000 per year.

(iv) Expenses.  During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performance of his duties hereunder provided that the Executive provides all necessary documentation in accordance with Company policy.  The Company, upon receipt of proper documentation, will reimburse the Executive for (i) all reasonable relocation expenses (including without limitation expenses of movers, storage companies, travel and lodging expenses to find new housing and other related moving expenses, including any costs (exclusive of purchase price) associated with the Executive’s initial purchase of a primary residence after the Effective Date (e.g., broker’s commissions or taxes), but excluding any costs associated with the sale or rental of the Executive’s existing primary residence (e.g., broker’s commissions or taxes)) incurred in moving from the Executive’s current residence to Evansville, Indiana (and any subsequent move required of the Executive by the Company) and (ii) up to six months’ of (A) reasonable rental housing and related expenses in Evansville, Indiana and (B) reasonable travel expenses for the Executive and his spouse to, and from, Evansville, Indiana and Vero Beach, Florida and/or Albany, New York in connection with the Executive’s relocation to Evansville, Indiana.  Notwithstanding the foregoing, in the event that the Executive’s employment with the Company terminates prior to the six-month anniversary of the Effective Date due to a termination by the Company for Cause or by the Executive without Good Reason, the Executive shall repay the Company all relocation expenses previously reimbursed by the Company pursuant to this Section 2(c)(iv), and shall have no further entitlement to any reimbursements pursuant to this Section 2(c)(iv).

(v) Vacation and Holidays.  During the Employment Period, the Executive shall be entitled to five weeks per annum of paid vacation.

(vi) Stock Options.  The Executive and the Company acknowledge that, no later than the Effective Date, the Parent will grant the Executive stock options (the “Executive Options”) to purchase 100,000 shares of common stock of the Parent (the “Common Stock”) at an exercise price per share (the “Option Exercise Price”) equal to the Fair Market Value (as defined in the Berry Plastics Group, Inc. 2006 Equity Incentive Plan (the “Equity Incentive Plan”)) of a share on the date of grant, pursuant to the terms and conditions set forth in the Equity Incentive Plan.  The Executive Options shall be subject to the terms of the Equity Incentive Plan and the Executive’s Non-Qualified Stock Option Agreement (attached hereto as Exhibit A).

(vii)  Investment.  On the Effective Date, the Executive shall purchase 33,333 shares of common stock of the Parent, par value $0.01, at a price per share equal to the Option Exercise Price (the “Purchased Shares”).    The Purchased Shares shall be subject to the terms of the Equity Incentive Plan and the Executive’s Subscription Agreement (attached hereto as Exhibit B).

(viii) Notwithstanding anything to the contrary herein, the Purchased Shares will be fully vested as of the date that such shares are purchased by the Executive.  All Purchased Shares and all Executive Options and Common Stock held by the Executive pursuant to the exercise of the Executive Options will be subject to the terms and conditions of the Amended and Restated Stockholders Agreement by and among the Parent and various of its stockholders (the “Stockholders Agreement”).

Section 3. Termination of Employment.

(a) Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death.  If the Executive becomes subject to a Disability during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give the Executive written notice in accordance with Section 10(h) of its intention to terminate the Executive’s employment.  For purposes of this Agreement, “Disability” means (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident, disability or health plan covering employees of the Company.  Whether the Executive has incurred a “Disability” shall be determined by a physician selected by the Company or its insurers, which physician is reasonably acceptable to the Executive (or the Executive’s legal representative).

(b) Cause.  The Executive’s employment may be terminated at any time by the Company for Cause.  For purposes of this Agreement, “Cause” shall mean (i) the Executive’s indictment, conviction or pleading of guilty or nolo contendere to a felony or a crime of moral turpitude; (ii) the Executive’s willful commission of a material act of dishonesty involving the Company or any of its affiliates or subsidiaries (collectively, the “Affiliated Entities” and each such entity, an “Affiliated Entity”); (iii) the Executive’s material breach of his obligations hereunder or any other agreement entered into between the Executive and the Company or any of the Affiliated Entities; (iv) the Executive’s willful failure to perform his material duties; (v) the Executive’s material breach of the Company’s policies or procedures; or (vi) any other willful misconduct by the Executive which causes material harm to the Company or any of the Affiliated Entities or their business reputations, including due to any adverse publicity.  A termination will not be for “Cause” under (iii), (iv), (v) or (vi) above unless the Company shall have given the Executive 30 days’ prior written notice describing the alleged action(s) and then only if the Executive has not cured such actions (provided that, in the event such breach is not curable, no notice period shall be required).

(c) Termination Without Cause.  The Company may terminate the Executive’s employment hereunder without Cause at any time upon thirty (30) days prior written notice.

                                               (d) Good Reason.  The Executive’s employment may be terminated at any time by the Executive for Good Reason or without Good Reason upon thirty (30) days prior written notice.  For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions are taken by the Company or any of its Affiliated Entities without the Executive’s consent:  (i) a reduction in violation of this Agreement in the Executive’s Annual Base Salary or Bonus potential described in Section 2(c)(i-ii) of this Agreement (but not including any diminution relating to an across-the-board compensation reduction applying to senior management of the Company generally); (ii) a material reduction or material adverse change in the Executive’s title, duties, responsibilities or reporting relationship to the Board, which for these purposes shall not include the failure to maintain the Executive as an officer of the Parent or a member of the Parent Board in the event that (x) the Company or any successor to the Company ceases to be owned by the Parent or any successor to the Parent or (y) the Parent or any successor to the Parent ceases to exist whether by merger or otherwise, provided that the Executive remains the chief executive officer of the most senior operating company and any parent publicly-traded company and reports directly to the Board, and which for these purposes shall not include the failure to maintain Executive as a member of the Parent Board at such time following an IPO (as defined in the Equity Incentive Plan) as Apollo Management, L.P. and its affiliates cease to exercise “control” (as defined under Rule 405 of the Securities Act of 1933, as amended) of Parent, provided that Parent nominates Executive to serve on the Parent Board; or (iii) any other material breach by the Company of this Agreement.  A termination will not be for “Good Reason” under this Section 3(d) unless the Executive shall have provided written notice to the Company of the existence of one of the conditions described in this Section 3(d) within 90 days following the initial existence of such condition, specifying in reasonable detail such condition, the Company shall have had 30 days following receipt of such written notice (the “Cure Period”) to remedy the condition, the Company shall have failed to remedy the condition constituting Good Reason during the applicable Cure Period, and the Executive shall have experienced his “separation from service” (within the meaning of Section 409A of the Code) within 30 days following expiration of such Cure Period.

(e) Voluntarily Without Good Reason.  The Executive may terminate his employment hereunder at any time without Good Reason upon thirty (30) days’ prior written notice.

(f) Notice of Termination.  Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(h) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder, provided that the Company may not treat the Executive as terminated for Cause unless the notice of termination cites any applicable Cause event and gives the Executive the opportunity to cure (subject to the terms of the Cause definition).

(g) Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(f), as the case may be, and (ii) if the Executive’s employment is terminated by reason of death, the date of death.

(h) No Mitigation; No Offset.  The Executive shall have no obligation to mitigate any amounts due hereunder and the amount due hereunder shall not be offset by amounts earned from future employers.

Section 4. Obligations of the Company upon Termination.

(a) With Good Reason; Other Than for Cause.  If during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or due to death or Disability or the Executive shall terminate his employment for Good Reason, then, subject to Section 4(d), the Company will provide the Executive with the following severance payments and/or benefits:

(i) The Company shall pay to the Executive (x) in a lump sum within 30 days following such termination (1) the Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unused vacation, and (3) any incurred but unreimbursed expenses; (y) when bonuses are otherwise paid in accordance with the Plan, to the extent not previously paid, the Bonus earned for any year prior to the year in which the Date of Termination occurs, to the extent that the Executive is employed on the last day of the applicable performance period and such Bonus shall be paid in accordance with the terms of the Plan; and (z) any amounts due under any benefit plan, program or practice or any payroll practice (the “Accrued Obligations”);

(ii) Starting as of the next applicable Company payroll date after the Date of Termination, the Company will pay the Executive a monthly amount equal to his Annual Base Salary, divided by 12, until the earlier of (A) the 18-month anniversary of the Date of Termination, and (B) the date, if any, as provided under Section 7, the Executive violates the terms of this Agreement (such period, the “Severance Period”), such payments to be made in accordance with the payroll practices of the Company in effect on the Date of Termination;

(iii) The Company will pay the Executive a prorated Bonus for the year in which termination occurs, based on actual performance for such year and the relative period of the year during which Executive was employed, the amount of which prorated Bonus, if any, shall be determined and paid within the first two and one half (2 ½) months of the year immediately following the end of the year to which such Bonus relates and in accordance with the terms of the plan (the “Final Year Pro-Rata Bonus”); and

                                                                  (iv) During the Severance Period, the Company shall pay to the Executive each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of the Executive’s portion of the premium as if Executive was an active employee; provided, however, that, in the event the Executive becomes reemployed with another employer and is eligible to receive medical benefits under any employer provided plan, the medical benefits described herein shall not be provided by the Company during such applicable period of eligibility (the “Health Benefits”).

Notwithstanding the foregoing provisions of this Section 4(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (with such classification to be determined in accordance with the methodology established by the applicable employer (or, if none, the default method) (a “Specified Employee”), cash severance amounts that are nonqualified deferred compensation (within the meaning of Section 409A of the Code) and that would otherwise be payable under Section 4(a)(ii) during the six-month period immediately following the Date of Termination shall, to the extent required by Section 409A of the Code, instead be paid on the earlier of (x) the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code and (y) Executive’s death (the “409A Payment Date”).  Other than as set forth in this Section 4(a), in the event of a termination of the Executive’s employment by the Company without Cause (other than due to death or Disability) or by the Executive for Good Reason, the Company shall have no further obligation to the Executive under this Agreement other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 9.

(b) Death or Disability.  If the Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then, subject to Section 4(d), the Company shall pay the Executive or his legal representatives (A) the Accrued Obligations, (B) continued payment of the Executive’s Annual Base Salary over the 18-month period immediately following the Date of Termination, in accordance with the payroll schedule referenced in Section 4(a)(ii), (C) the Final Year Pro-Rata Bonus, and (D) the Health Benefits.  Thereafter, the Company shall have no further obligation to the Executive under this Agreement other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 9.  Notwithstanding the foregoing provisions of this Section 4(b), if the Executive’s termination is due to Disability, in the event that the Executive is a Specified Employee, amounts to be paid under Section 4(b)(B) that are nonqualified deferred compensation (within the meaning of Section 409A of the Code) and that would be paid prior to the 409A Payment Date, shall, to the extent required by Section 409A of the Code, be paid to the Executive on the 409A Payment Date.

(c) Cause; Other than for Good Reason.  If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, then the Company shall have no further payment obligations to Executive other than for payment of the Accrued Obligations.  Thereafter, the Company shall have no further obligation to the Executive, other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 9, provided, however, that the Company shall have no obligation to indemnify the Executive or to cover the Executive under any applicable directors and officers liability insurance policy for any act resulting in his termination for Cause.

(d) Separation Agreement and General Release.  The Company’s obligations to make payments under Sections 4(a) and 4(b) (other than the Accrued Obligations) will be conditioned on the Executive or his legal representatives executing and delivering (and not revoking) a separation agreement and general release of the Company and its subsidiaries and affiliated companies and their respective successors and assigns (and the officers and directors of such entities) in substantially the form annexed hereto as Exhibit C not later than the 52nd day that follows the Date of Termination.  In the event that the Executive does not so execute and deliver such release, or in the event that the Executive revokes such release, the Company may require the Executive to repay any amounts previously provided to him pursuant to Sections 4(a) and 4(b) (other than the Accrued Obligations).

Section 5. Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is (i) directly related to the Executive’s performance in good faith of duties to the Company or (ii) required in order for the Executive to comply with legal process (other than any legal process initiated by the Executive, whether directly or indirectly), provided that the Executive provides prior written notice of such disclosure to the Company so that the Company may take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.  The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Company upon the Date of Termination, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its affiliates which the Executive may then possess or have under his control.  Notwithstanding the foregoing, the Executive may retain his rolodex and other address books containing only contact information.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (except for information known to the public because of the Executive’s violation of this Section 5) and that is used, developed or obtained by the Company (including its affiliates) in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning the Company’s (or such predecessors) (i) business or affairs, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company if and to the extent such Work Product results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6. Non-Solicitation; Non-Compete.

(a) During the period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not directly or indirectly (i) except in the good faith performance of his duties to the Company, induce or attempt to induce any employee or independent contractor (other than independent contractors that provide services to ten or more clients and are not providing services specific to the commercial or operational nature of the Company or any of its subsidiaries, such as law firms, accounting firms, advertising agencies and investment bankers) of the Company or any of the Affiliated Entities to leave the Company or such Affiliated Entity, or in any way interfere with the relationship between the Company or any such Affiliated Entity, on the one hand, and any employee or independent contractor thereof, on the other hand, (ii) hire any person who was an employee or independent contractor of the Company or any Affiliated Entity until twelve (12) months after such individual’s relationship with the Company or such Affiliated Entity has been terminated or (iii) except in the good faith performance of his duties to the Company, induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any subsidiary of the Company, on the other hand.

(b) The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliated Entities and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliated Entities’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates.  Therefore, the Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its Affiliated Entities is engaged on the Date of Termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent (other than de minimis) at any time during the two (2) year period ending with the Date of Termination, in any locale of any country in which the Company or any of its Affiliated Entities conducts business.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

Section 7. Severance Payments Ceasing.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates (other than in an immaterial manner) the provisions of the foregoing Sections 5 or 6 and does not promptly cure such violation after written notice thereof from the Company (provided, that, in the event such violation is not curable, no written notice shall be required), any severance payments or Health Benefits then or thereafter due (but not overdue) from the Company to the Executive shall be terminated immediately and the Company’s obligation to pay or provide and the Executive’s right to receive or be provided such severance payments or Health Benefits shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction that the Executive has so violated Sections 5 or 6 of this Agreement and, if applicable, not cured such violation after written notice, in each case without limiting or affecting the Executive’s obligations under such Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.

Section 8. Executive’s Representations, Warranties and Covenants.

(a) The Executive hereby represents and warrants to the Company that:

                                                                (1) The Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Executive;

(2) The execution, delivery and performance of this Agreement by the Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject;

(3) The Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person, other than (i) the Employment Agreement, dated as of June 1, 2007, between the Executive and Momentive Performance Holdings, Inc. and (ii) the Associate Confidentiality and Intellectual Property Agreement by and between the Executive and The Goodyear Tire & Rubber Company, dated as of August 9, 2000;

(4) Upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a legal, valid and binding obligation of the Executive, enforceable in accordance with its terms; and

(5) The Executive understands that Apollo Management VI, LP (collectively, with its affiliates, the “Investor”), its affiliates and the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

(b) The Company hereby represents and warrants to the Executive that:

(1) The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(2) The execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(3) Upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(4) The Company understands that the Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

Section 9. Indemnification.

The Company shall indemnify the Executive to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment and his service as an officer or director of the Company, Parent or any Affiliated Entity or as a fiduciary of the benefit plan of any of the foregoing.  To the extent that the Company or any of the other aforesaid entities for which the Executive is performing services as either an officer or director obtains coverage under a director and officer indemnification policy, the Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company or any of such other aforesaid entities.

Section 10. General Provisions.

(a) Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement.  This Agreement, the Stockholders Agreement, the Equity Incentive Plan, the Non-Qualified Stock Option Agreement and the Subscription Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral.  For the avoidance of doubt, the Executive and the Company acknowledge that any provisions of any other agreement between the Executive and the Company or one of its affiliates entered into prior to the Effective Date that are in contravention of the terms of this Agreement shall be of no further force and effect as of the Effective Date.

(c) Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.

(i) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(f) Remedies.  Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto (including, without limitation, the Investor) shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Sections 5 and 6 of this Agreement will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits.  The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.  Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any judgment or verdict.

(g) Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company, to:
Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710
Facsimile:  (812) 434-9425
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Apollo Management, L.P.
9 West 57th Street
New York, New York  10019
Facsimile:  (212) 515-3264
Attention:  Robert Seminara

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Facsimile:  (212) 403-2269
Attention:  Andrew J. Nussbaum, Esq.

If to the Executive, to the Executive’s address on the Company’s records.

(i) Section 409A.

(i) This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the

(ii) All reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Regs. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year, (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit, and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

(iii) To the extent permissible under applicable law, the Company may in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any material diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of  taxes and penalties on the Executive pursuant to Section 409A of the Code.

(j) Withholding.  The Company may withhold from any amounts payable or benefits to be provided to the Executive under this Employment Agreement or otherwise all Federal, state, city or other taxes and other amounts that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(k) Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(l) Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(m) Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

                                                (n) Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(o) Legal Fees.  The Company shall pay up to $30,000 for the reasonable legal fees and disbursements incurred by the Executive in negotiating this Agreement and related documents.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BERRY PLASTICS CORPORATION
By:
Name:
Title:

JONATHAN RICH

Signature:

Exhibit A

Form of Non-Qualified Stock Option Agreement

                                        BERRY PLASTICS GROUP, INC.
                                        NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of ________, 2010 (the “Grant Date”), between Berry Plastics Group, Inc. (the “Company”), and Jonathan Rich (the “Optionee”).

WHEREAS, Berry Plastics Corporation and Optionee have entered into an Employment Agreement (the “Employment Agreement”) dated as of __________, 2010;

WHEREAS, the Company has adopted the Berry Plastics Group, Inc. 2006 Equity Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees, officers, consultants and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant an option to the Optionee as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Option.

1.1 The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of (a) 33,334 whole Shares pursuant to Tranche A options (“Tranche A Options”), (b) 33,333 whole Shares pursuant to Tranche B options (“Tranche B Options”) and (c) 33,333 whole Shares pursuant to Tranche C options (“Tranche C Options”), each subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.

1.2 The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

1.3 This Agreement shall be construed in accordance and consistent with, and subject to, the Plan (which is incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the definitions set forth in the Plan.

2.	Exercise Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option, to the extent vested and exercisable, shall be $75 per Share (the “Exercise Price”); provided that, in addition to the manners permitted under Section 7 of the Plan, upon a termination of the Optionee’s employment other than by the Company for Cause (as defined in the Employment Agreement) or by the Optionee without Good Reason (as defined in the Employment Agreement), the Optionee may direct the Company to deduct from the Shares issuable upon exercise of such Options a number of Shares having an aggregate Fair Market Value equal to the sum of the aggregate Exercise Price in respect of the Options being exercised and the minimum tax withholding due upon exercise of such Options, and the Company shall thereupon issue to the Optionee the net remaining number of Shares after such deduction.

3.	Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date; provided,  however, that the Option may be earlier terminated as set forth herein.

4.	Vesting.

4.1 Subject to the Optionee’s continued employment with the Company through the applicable vesting date and except as otherwise set forth in Section 6, the Options shall become non-forfeitable and exercisable (any Options that shall have become non-forfeitable and exercisable pursuant to this Section 4, the “Vested Options”) according to the following provisions of this Section 4.

4.2 Tranche A Options.  Subject to Section 6 of this Agreement, twenty percent (20%) of the Tranche A Options shall become Vested Options on each of the 12-, 24-, 36-, 48- and 60-month anniversaries of the Grant Date (each such one-year vesting period, a “Tranche A Vesting Period”).  In the event of a termination of the Optionee’s employment by the Company without Cause (other than as a result of death or Disability) or by the Optionee with Good Reason (collectively, a “Qualifying Termination”) occurring after the end of the sixth month, but prior to the end of the ninth month of an applicable Tranche A Vesting Period, 50% of the next applicable tranche of Tranche A Options which has not theretofore become a Vested Option pursuant to the first sentence of this Section 4.2 shall become a Vested Option, and the remaining Tranche A Options which are not Vested Options shall be forfeited.  In the event of a Qualifying Termination occurring after the end of the ninth month of an applicable Tranche A Vesting Period, but prior to the conclusion of such Tranche A Vesting Period, the next applicable tranche of Tranche A Options which has not theretofore become a Vested Option pursuant to the first sentence of this Section 4.2 shall become a Vested Option, and the remaining Tranche A Options which are not Vested Options shall be forfeited.  In the event of a 20% IRR Event, 50% of each installment of the Tranche A Options that has not theretofore become Vested Options and which is scheduled to vest on each of the remaining vesting dates based on anniversaries of the Grant Date will vest upon the earlier of (i) the Optionee’s continued employment with the Company for 12 months after the 20% IRR Event and (ii) a Qualifying Termination within 12 months following the 20% IRR Event.  In the event of a 25% IRR Event, each Tranche A Option which has not theretofore become a Vested Option and which is scheduled to vest on each of the remaining vesting dates based on anniversaries of the Grant Date will vest upon the earlier of (i) the Optionee’s continued employment with the Company for 12 months after the 25% IRR Event and (ii) a Qualifying Termination within 12 months following the 25% IRR Event.  In all cases involving the consummation of a Change in Control, any Tranche A Options that are not subject to the special rules set forth in the two preceding sentences shall vest in accordance with the terms of the first sentence of this Section 4.2.

                                                4.3 Tranche B Options.  Subject to Section 6.1 of this Agreement, all of the Tranche B Options shall become Vested Options and shall become exercisable on the date that the Investor IRR is equal to or exceeds 20% (the “Tranche B Target”).

4.4 Tranche C Options.  Subject to Section 6.1 of this Agreement, all of the Tranche C Options shall become Vested Options and shall become exercisable on the date that the Investor IRR is equal to or exceeds 25% (the “Tranche C Target”).

4.5 Definitions.  For purposes of this Section 4:

“20% IRR Event” means a transaction constituting a Change in Control, upon which the Tranche B Target is met;

“25% IRR Event” means a transaction constituting a Change in Control, upon which the Tranche C Target is met;

“Investor” means, collectively, Apollo Investment Fund V, L.P., Apollo Investment Fund VI, L.P., any other investment funds or vehicles managed by Apollo Management, L.P. or any of its Affiliates (including any successors or assigns of any such manager), and Graham Partners II, L.P. and each of its Affiliates (for purposes of this Agreement, the definition in this sentence shall apply instead of the definition in the Plan);

“Investor Investment” means direct or indirect investments in Shares or other capital stock of the Company (but not, for the avoidance of doubt, fixed-income investments) made by the Investor, but excluding any purchases or repurchases of Shares on any securities exchange or any national market system after an IPO (it being understood that the Investor Investment as of the Grant Date is deemed for this purpose to equal the product of (x) the aggregate number of Shares held by the Investor as of the Grant Date multiplied by (y) the Exercise Price (such product, the “Current Investment Amount”));

“Investor IRR” shall mean the pretax compounded annual internal rate of return realized by the Investor subsequent to the Grant Date on the Investor Investment, based on the aggregate amount invested by the Investor for all Investor Investments and the aggregate amount of cash received by the Investor in respect of all Investor Investments, assuming all Investor Investments were purchased by one Person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) and were held continuously by such Person.  The Investor IRR shall be determined based on the actual time of each Investor Investment (provided that all Investor Investments prior to the Grant Date shall be deemed to have been made as of the Grant Date at an aggregate amount equal to the Current Investment Amount) and actual cash received by the Investor subsequent to the Grant Date in respect of all Investor Investments and including, as a return on each Investor Investment, any cash dividends, cash distributions, cash sales or cash interest made by the Company or any Subsidiary in respect of such Investor Investment during such period, but excluding any other amounts payable that are not directly attributable to an Investor Investment, including, without limitation, any fees payable pursuant to the Management Agreement, dated September 20, 2006, by and among the Company, Berry Plastics Corporation, and certain of the Investors.

4.6 Committee Determinations.  All decisions by the Committee with respect to any calculations pursuant to this Section 4 (absent manifest error), including the Investor IRR and the date the Investor IRR is equal to or exceeds the applicable targets, shall be final and binding on the Optionee.  Except as otherwise provided herein, all unvested Options will terminate pursuant to Section 6 of this Agreement.

5.	Manner of Exercise and Payment.

5.1 Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by written notice delivered in person or by mail to the Secretary of the Company, at its principal executive offices.  Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option.  If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

5.2 The notice of exercise described in Section 5.1 hereof shall be accompanied by a cash payment in an amount equal to the full exercise price for the Shares in respect of which the Option is being exercised.

5.3 Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to Section 16 of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.  Each stock certificate representing Shares issuable upon the exercise of the Option shall bear such legends as the Company deems appropriate.

5.4 The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full exercise price for the number of Shares in respect of which the Option was exercised and made arrangements acceptable to the Company for the payment of all applicable Withholding Taxes, (ii) the Company shall have issued and delivered the Shares to the Optionee, (iii) the Optionee’s name shall have been entered as a shareholder of record on the books of the Company and (iv) the Optionee has executed such other documents as required by the Company to cause the Optionee to be a party to, and bound by the terms of, the Stockholders Agreement,  dated as of April 3, 2007, by and among the Company, and those stockholders of the Company listed on Schedule A thereto, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

6.	Termination of Option.

The Option shall terminate on the date that is the tenth anniversary of the Grant Date, unless terminated earlier as follows:

6.1 If the employment of the Optionee is terminated for any reason other than (a) the death or Disability of the Optionee, (b) for Cause, (c) by reason of Redundancy, or (d) pursuant to the post-Change in Control circumstances described in Section 4.2 of this Agreement, the portion of the Option that is not then vested and exercisable shall immediately terminate.  To the extent the Option is vested and exercisable as of the date of such termination of employment, the Option shall remain exercisable for a period of ninety (90) days following such termination of employment, after which time the Option shall automatically terminate in full.

6.2 If the employment of the Optionee is terminated by reason of the death or Disability of the Optionee, the Tranche A Options shall become immediately vested and exercisable with respect to an additional 20% of the total Shares subject to the Tranche A Options (to the extent previously unvested). Any portion of the Option that is not vested and exercisable after giving effect to the immediately preceding sentence shall immediately terminate.  If the employment of the Optionee is terminated by reason of the death or Disability of the Optionee, by reason of Redundancy, or pursuant to the post-Change in Control circumstances described in Section 4.2 of this Agreement, to the extent the Option is vested and exercisable as of the date of such termination of employment (after giving effect to additional vesting set forth in this Section 6.2 or in Section 4.2), the Option shall remain exercisable for one year following such termination of employment, after which time the Option shall automatically terminate in full.

6.3 If the employment of the Optionee is terminated for Cause, the Option shall immediately terminate in full whether or not the Option is then vested and exercisable.

7.	Non-Transferability of Option.

Except as determined by the Committee to accommodate the Optionee’s estate planning, the Option shall not be Sold, transferred or otherwise disposed of other than by will or by the laws of descent and distribution.  During the lifetime of the Optionee the Option shall be exercisable only by the Optionee.

8.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee’s employment at any time.

9.	Withholding of Taxes.

The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the Withholding Taxes with respect to the Option.  If the Optionee is entitled to receive Shares upon exercise of the Option, the Optionee shall make arrangements acceptable to the Company for the payment of the Withholding Taxes prior to the issuance of such Shares.

10.	Optionee Bound by the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

11.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

14.	Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Optionee without the prior written consent of the Company.

15.	Resolution of Disputes.

Any dispute or disagreement that may arise under or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made by the Committee hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

BERRY PLASTICS GROUP, INC.

                                                                                                ________________________________

                                                                                                ________________________________
Jonathan Rich

Exhibit B

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of ________, 2010, between BERRY PLASTICS GROUP, INC., a Delaware corporation (the “Company”), and Jonathan Rich (“Investor”).

WHEREAS, Investor desires to purchase certain shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, (i) as of the date hereof, Investor is an employee of the Company, and (ii) as a result, pursuant to this Agreement, the Company is offering Investor an opportunity to purchase Common Stock in accordance with Section 8 of the Company’s 2006 Long-Term Incentive Plan (the “Plan”) (it being understood that this Agreement shall be deemed to be the “Agreement” referenced in such Section); and

WHEREAS, the Company is willing to sell the Common Stock to Investor on the terms and conditions provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. Subscription.  Investor hereby irrevocably tenders this Agreement and hereby subscribes for and agrees to purchase 33,333 shares of Common Stock (collectively, the “Shares”) for the aggregate consideration indicated in Section 2 of this Agreement.  The closing of the purchase of Shares shall occur on ________, 2010 (the “Closing”).  At the Closing, the Company shall issue one or more certificates representing the Shares to Investor against payment therefor.

2. Tender of Consideration.  Investor shall, at Closing, as aggregate consideration for the Shares, pay to the Company $_________ in cash.

3. Representations and Warranties of Investor.  Investor hereby represents and warrants to the Company as follows:

(a) Investor has full power, legal right and authority to execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated by this Agreement and no consent of any third party not previously obtained is required to do so.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action and no other proceedings on the part of Investor are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by Investor and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes a valid and binding agreement of Investor, enforceable against Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance by Investor of this Agreement and any other agreement, certificate or document executed by Investor in connection herewith, and the transactions (and the consummation of the transactions) contemplated by this Agreement and any related agreements will not:  (i) violate or conflict with any laws, rules or regulations of any government authority having jurisdiction; or (ii) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or require any consent under, any provision of (x) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which Investor is a party or (y) any judgment, order or decree by which Investor is bound.

(c) Investor is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, meaning that Investor is a citizen or resident of the United States.

(d) Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that this sale is being made in reliance on one or more exemptions for private offerings.

(e) The Shares for which Investor hereby subscribes are being acquired solely for Investor’s own account and for investment only.  Investor is not purchasing the Shares with a view to or for the resale, distribution, subdivision or fractionalization thereof and Investor has no plans to enter into any contract, undertaking, agreement or arrangement for any such purpose.  Investor understands and agrees that the Company shall have no obligation to recognize the ownership, beneficial or otherwise, of such Shares of anyone other than Investor and that no such Shares shall be transferable except upon the conditions set forth in the Amended and Restated Stockholders Agreement dated as of April 3, 2007 by and among the Company and its stockholders (the “Stockholders Agreement”).

(f) Investor understands that (i) an investment in the Shares involves a high degree of risk, and Investor may lose the entire amount of Investor’s investment, (ii) the Company does not expect to pay dividends for the foreseeable future, (iii) the Shares are illiquid, and Investor must bear the economic risk of an investment in the Shares for an indefinite period of time unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available, (iv) there is no existing public or other market for the Shares, and there can be no assurance as to when, or whether, any such market will develop, or that Investor will be able to sell or dispose of its Shares, and (v) the Shares have not been registered under the Securities Act or under the securities laws of any other jurisdiction, and the Company is under no obligation to, and currently does not intend to, register or qualify the Shares for resale by Investor or assist Investor in complying with any exemption under the Securities Act or the securities laws of any other jurisdiction; an offer or sale of Shares by Investor in the absence of registration under the Securities Act will require the availability of an exemption thereunder; a restrictive legend in substantially the form set forth in Section 8 hereof shall be placed on the certificates representing the Shares; and a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer.

(g) Investor (i) has adequate means of providing for Investor’s current needs and possible contingencies, and Investor has no need for liquidity in its investment in the Company, (ii) can bear the economic risk of losing Investor’s entire investment in the Company, and (iii) either (x) has, alone or together with a Purchaser Representative (as defined in Rule 501(h) of the Securities Act), such knowledge and experience in financial and business matters that Investor is capable of evaluating the relative risks and merits of this investment or (y) is an “accredited investor” as the quoted term is defined under the Securities Act and the rules and regulations promulgated thereunder.

(h)           Investor acknowledges that:  (i) Investor has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this Agreement and other matters pertaining to this investment, has been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of a purchase of the Shares to the extent the Company possesses such information and has received all documents and information that it has requested relating to an investment in the Company, and (ii) Investor has, to the extent Investor believes such discussion necessary, discussed with Investor’s professional legal, financial and tax advisers, the suitability of an investment in the Company for Investor’s particular financial and tax situation and has determined that the Shares are a suitable investment for Investor.

(i)           In making the decision to invest in the Company, Investor has relied solely upon independent investigations made by Investor.  No representations or warranties, oral or otherwise, have been made to Investor or any party acting on Investor’s behalf that are inconsistent with the written materials that have been supplied to Investor by the Company.

(j)           Investor has not entered into any agreement to pay any brokers’ or finders’ fees to any person with respect to this Agreement or the purchase and sale of the Shares contemplated hereby.

4. Transferability.  Investor shall, simultaneously with the execution and delivery of this Agreement, execute the Stockholders Agreement and further agrees that the assignment and transferability of the Shares shall be allowed only in accordance with applicable law and the terms of the Stockholders Agreement.

5. Revocation; Assignment.  Investor agrees that it will not cancel, terminate or revoke this Agreement and further agrees not to transfer or assign this Agreement or any of Investor’s interest in this Agreement without the prior written consent of the Company.

6. Representations and Warranties of the Company.

(a) Authority.  The Company has full power, legal right and authority to execute, deliver and perform the terms of this Agreement, to issue the Shares in accordance with the terms and subject to the conditions of this Agreement and to consummate the transactions contemplated by this Agreement and no consent of any third party not previously obtained is required to do so.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts.  The execution, delivery and performance by the Company of this Agreement and any other agreement, certificate or document executed by the Company in connection herewith, and the transactions (and the consummation of the transactions) contemplated by this Agreement and any related agreements will not:  (i) violate or conflict with any laws, rules or regulations of any government authority having jurisdiction; or (ii) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or require any consent under, any provision of (x) the Company’s certificate of incorporation and by laws; (y) any agreement or other instrument or arrangement to which the Company is a party; or (z) any judgment, order or decree by which the Company is bound.

(c) Issuance of and Title to Shares.  Upon issuance, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

7. Miscellaneous.

(a) All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to (i) the Company c/o Apollo Management VI, L.P., 9 West 57th Street, New York, New York 10019, Attention:  Robert V. Seminara, and (ii) Investor at the address set forth on the signature page hereto.

(b) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware.

(c) The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

(d) Other than the Stockholders Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(e) Whenever required by the context hereof, the singular shall include the plural, and vice versa.

(f) All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and transfer of any Shares.

               8. Legends.  The certificates evidencing Shares owned by Investor or its respective transferees permitted hereunder shall, in addition to any other legend required by contract or applicable law, bear a legend in substance as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT.  IN ADDITION, THE SALE, TRANSFER, ASSIGNMENT, DISTRIBUTION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF APRIL 3, 2007, AMONG BERRY PLASTICS GROUP, INC. AND CERTAIN HOLDERS OF OUTSTANDING CAPITAL STOCK OF SUCH CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF BERRY PLASTICS GROUP, INC.

9. Please print or type the full name(s) in which ownership of the Shares are to be registered:

___________________________

                    Please print or type your Social Security Number(s) or other Taxpayer Identification Number(s):

___________________________

By: _______________________
Name: Jonathan Rich

Residence Address:
___________________________

___________________________

___________________________

The foregoing Agreement is accepted and agreed to by the Company as of the date set forth below.

BERRY PLASTICS GROUP, INC.

By: ________________________
Name:
Title:

______, 2010

Exhibit C

Form of Release

THIS RELEASE (the “Release”) is entered into between Jonathan Rich (“Executive”) and Berry Plastics Corporation, a Delaware corporation (“Berry”), for the benefit of Berry. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Section 4[(a)][(b)] of the employment agreement entered into by and between Executive and Berry, dated as of October 1, 2010 (the “Employment Agreement”).  Capitalized terms used and not defined herein shall  have the meaning provided in the Employment Agreement.

Accordingly, Executive and Berry agree as follows.

1.           In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)           Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue Berry or any of its parents, subsidiaries, divisions, affiliates and related entities and its current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, under the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment.  Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b)           To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c)           This Release specifically excludes Executive’s rights and Berry’s obligations under Section 9 of the Employment Agreement and any claim for vested benefits to which the Executive may be entitled under any benefit or equity plan of the Company or any of the Affiliated Entities in which the Executive participates (the “Company Plans”).  Executive’s entitlement to vested benefits under the Company Plans shall be determined in accordance with the provisions of the Company Plans.  This Release also specifically excludes Executive’s rights to indemnification and insurance coverage as an officer, director or employee of Berry or any of the Affiliated Entities or as a fiduciary of any benefit plan of any of the foregoing.  Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by restrictive covenants, under the Employment Agreement or the Company Plans that continue or are to be performed following termination of employment.

(d)           The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws.  In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.           Executive acknowledges that Berry has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release.  Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded [twenty-one (21)/forty-five (45)] days in which to consider the terms and conditions set forth above prior to this Release.  By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release.  Executive further agrees that he has carefully read this Release and fully understands its terms.  Executive understands that he may revoke this Release within seven (7) days after signing this Release.  Revocation of this Release must be made in writing and must be received by [Jeff Thompson] at Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710 within the time period set forth above.

3.           This Release will be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Delaware to be applied.  In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.  This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above.  If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payments and benefits of Section 4[(a)][(b)] of the Employment Agreement (other than Accrued Obligations).

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